Exhibit 99.1

APA ENTERPRISES, INC. REPORTS ELIMINATION OF LEASE OBLIGATIONS

MINNEAPOLIS, MN, November 1, 2007 -- APA Enterprises, Inc. (NASDAQ: APAT) announced that on October 30, 2007, APA Enterprises closed on the purchase of the property in Blaine, Minnesota that it leased from Jain-Olson Properties. This location had previously served as the Company’s headquarters.  Immediately following the transaction, the Company sold the property to a third party.

These transactions have eliminated the lease obligations of the Company related to this location.  As a result, approximately $300,000 of accrued obligations related to this lease in conjunction with the discontinuation of the Optronics segment during the fiscal quarter ended June 30, 2007 will be taken into income during the three months ending December 31, 2007.

Earlier in the month, the Company successfully entered into a lease agreement for its Aberdeen, South Dakota facility which allows the tenant first opportunity to purchase the building over the upcoming three year period.

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated revenues of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

APA Enterprises, Inc., consists of APA Cables and Networks Inc., a wholly owned subsidiary. APACN designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries.  Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Cheri Beranek Podzimek
President and CEO
investor-relations@apaenterprises.com
763-476-6866